Exhibit 10.15.4
Professional Services Master Agreement
This Services Agreement (“Agreement”) is entered into by and between the following Parties:

Digital Matrix Systems, Inc. (“DMS”)	Intersections (“Client”)
(a Texas corporation),	(a Delaware),
having a place of business at:	having a place of business at:

15301 Spectrum Drive	14901 Bogle Drive
2nd Floor	Suite 300
Addison, Texas 75001	Chantilly, VA 20151
Attention:	Attention: Ken Schwarz
cc:	cc: Neal Dittersdorf
Telephone:	Telephone: 703-488-6100
Facsimile:	Facsimile: 703-488-1757
E-mail:	E-mail: kschwarz@intersections.com
ndittersdorf@intersections.com
For purposes of this Agreement, DMS and Client each will be referred to individually as a “Party” and together as the “Parties.” Unless otherwise specified herein, “DMS” will include DMS and any present or future entity that, directly or indirectly through one or more intermediaries, controls or is controlled by Digital Matrix Systems, Inc. or is under common control with Digital Matrix Systems, Inc. For the purposes of this definition, “control” means the power to direct or cause the direction of the management, policies or affairs of the controlled entity, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.
The effective date of this Agreement is the 11th day of November, 2005 (“Effective Date”).
For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. Services and Fees.
     1.1. DMS will provide the services described in the Statements of Work and Fees (“SOW”) as set forth in Exhibit A attached hereto and incorporated herein (“Services”), for Client for the fees specified therein and pursuant to the schedule set forth therein, provided that a completed SOW will be binding upon the Parties only when it is executed by the Parties. Each SOW entered into under this Agreement will be construed to incorporate the provisions of, and to be governed by, this Agreement, and will be considered part of this Agreement.
     1.2. DMS agrees to furnish the materials set forth in the SOW(s).
2. Payment Terms
     2.1. DMS will submit original invoices to Client on a monthly basis or as otherwise specified in the applicable SOW. Such invoices will state the amounts due for the applicable period, as set forth in the applicable SOW, along with an explanation of all work performed for such fees. Unless otherwise stated in the applicable SOW, Client will pay all invoices in U.S. dollars within thirty (30) days of receipt of the invoice.

     2.2. In addition to all amounts payable by Client under any SOW, Client will pay amounts equal to all sales, use, personal property or other taxes resulting from performance under this Agreement or any SOW unless Client furnishes proof of exemption from payment of such taxes in a form reasonably acceptable to DMS. Client shall not be responsible for nor required to pay taxes based on DMS’ net income.
     2.3. To the extent that the terms and conditions of this Agreement and the terms and conditions of any SOW conflict, the terms and conditions of this Agreement will control unless the SOW specifically states that its term is meant to amend a term of this Agreement.
3. Term and Termination.
     3.1. Term. This Agreement will commence as of the Effective Date and continue for two years. This Agreement will automatically renew upon each anniversary of the effective date for an additional two years unless earlier terminated in accordance with the provisions of this Agreement.
     3.2. Termination for Cause.
          (a) Client may immediately terminate one or more SOWs, or this Agreement as a whole, in the event that DMS breaches any material obligation under this Agreement and such breach remains uncured for thirty (30) business days after written notice of such breach is delivered to DMS. If Client so terminates, Client agrees to pay DMS all fees incurred prior to the date of such termination.
          (b) DMS may immediately terminate one or more SOWs, or this Agreement as a whole, in the event that Client breaches any material obligation under this Agreement including non-payment of any fees due and such breach remains uncured for thirty (30) business days after written notice of such breach is delivered to Client. If DMS so terminates, Client agrees to pay to DMS all fees incurred prior to the date of such termination.
     3.3. Termination Without Cause. Either party may terminate one or more SOWs, or this Agreement as a whole, without material cause upon ninety (90) days prior written notice to the other party. Client agrees to pay to DMS all fees incurred prior to the date of such termination.
4. Confidentiality of Proprietary Information.
In the performance of this Agreement, each Party may disclose to the other Party certain Confidential Information. For the purposes of this Agreement, the following terms will have the definitions set forth herein.
     4.1. Confidential Information means any information, data, computer software, invention, design, idea, concept, specification, formula, device, equipment, plan, process, document or material, whether tangible or intangible in any form or format (including, without limiting the generality of the foregoing, information relating to strategic information, marketing strategies or plans, information relating to current and potential customers and/or clients, and pricing policies or plans) including without limitation all complete and partial originals, reproductions, copies (handwritten or otherwise), notes and other items (including photographs), which are trade secrets or confidential or proprietary in nature provided, however, that Confidential Information does not include information which:
          (a) is or becomes available to the public through no breach of this Agreement;
          (b) was previously known by the recipient without any obligation to hold it in confidence;
          (c) is received from a third party free to disclose such information without restriction;
          (d) is independently developed by the recipient without the use of Confidential Information of the Disclosing Party;
          (e) is approved for release by written authorization of the Disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; or
          (f) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Receiving Party shall first notify the Disclosing Party of the order and permit the Disclosing Party to seek an appropriate protective order.
     4.2. (b) “Disclosing Party” means the Party disclosing any Confidential Information hereunder, whether such Party is DMS or Client and whether such disclosure is directly from the Disclosing Party or through the Disclosing Party’s employees or agents.
     4.3. (c) “Receiving Party” means the Party receiving any Confidential Information hereunder, whether such Party is DMS or Client and whether such disclosure is received directly or through the Receiving Party’s employees or agents.
     4.4. The Receiving Party acknowledges and agrees that the Confidential Information of the Disclosing Party will remain the sole and exclusive property of the Disclosing Party or a third party providing such information to the Disclosing Party. The disclosure of the Confidential Information to the Receiving Party does not confer upon the Receiving Party any license, interest, or right of any kind in or to the Confidential Information, except as provided under this Agreement. At all times and notwithstanding any termination or expiration of this Agreement, the Receiving Party agrees that it will hold in strict confidence and not disclose to any third party the Confidential Information of the Disclosing Party, except as approved in writing by the Disclosing Party. The Receiving Party will only permit access to the Confidential Information of the Disclosing Party to those of its employees or authorized representatives having a need to know and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement. The Receiving Party will be responsible to the Disclosing Party for any third party’s use and disclosure of the Confidential Information that the Receiving Party provides to such third party in accordance with this Agreement. The Receiving Party will use at least the same degree of care it would use to protect its own Confidential Information of like importance, but in any case with no less than a reasonable degree of care.

     4.5. If the Receiving Party is required by a governmental agency or law to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party must first give written notice of such required disclosure to the Disclosing Party, take reasonable steps to allow the Disclosing Party to seek to protect the confidentiality of the Confidential Information required to be disclosed, and will disclose only that part of the Confidential Information which, in the written opinion of its legal counsel, it is required to disclose.
     4.6. Each Party to this Agreement will immediately notify the other Party in writing upon discovery of any loss or unauthorized disclosure of the Confidential Information of the other Party.
     4.7. The Receiving Party will not reproduce the Disclosing Party’s Confidential Information in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Confidential Information by the Receiving Party will remain the property of the Disclosing Party and will contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.
     4.8. Upon either termination or expiration of this Agreement, or upon written request of the other Party, each Party will either: (a) promptly return to the other Party all documents and other tangible materials representing the other Party’s Confidential Information, and all copies thereof in its possession or control; or (b) destroy all tangible copies of the other Party’s Confidential Information in its possession or control.
     4.9. Neither Party will communicate any information to the other Party in violation of the proprietary rights of any third party.
     4.10. If either Party should breach or threaten to breach any provision of this Section 4 of the Agreement, the non-breaching Party, in addition to any other remedy it may have at law or in equity, will be entitled to seek a restraining order, injunction, or other similar remedy in order to specifically enforce the provisions of this section of the Agreement. Each Party specifically acknowledges that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered and incurred by the non-breaching Party as a result of a breach of this section of the Agreement. In the event that either Party should seek an injunction hereunder, the other Party hereby waives any requirement for the submission of proof of the economic value of any Confidential Information or the posting of a bond or any other security.
     4.11. Notwithstanding any expiration or termination of this Agreement, all of the Receiving Party’s nondisclosure and use obligations pursuant to this Agreement will survive for two (2) years after expiration or termination with respect to any Confidential Business Information received prior to such expiration or termination and with respect to Trade Secrets will continue for so long as such information continues to constitute a trade secret under applicable law.
     4.12. The provisions set forth in this Section 4 of the Agreement supersede any previous agreement between the Parties relating to the protection of any Confidential Information as set forth herein.
     4.13. Each Party agrees to hold all non-public information of consumers, as defined in the Gramm-Leach-Bliley Act, received from the other party as confidential and will not disclose or use such information other than to perform its obligations as set forth in this Agreement or as otherwise authorized by law.
5. Ownership.
     5.1. For purposes of this Agreement, “Work Product” means all original works of authorship created in whole or in part by, and all inventions discovered in whole or in part by DMS pursuant to this Agreement, including but not limited to software, data, reports, statistical analyses, models, materials, documentation, computer programs, inventions (whether or not patentable), pictures, audio, video, artistic works, including all worldwide rights therein under patent, copyright, trade secret, confidential or proprietary information, or other property right, whether prior to the date of this Agreement or in the future, and that either: (a) are created within the scope of the performance of the Services; or (b) have been or will be paid for by Client.
     5.2. DMS has pre-existing intellectual property interests in various proprietary analyses, evaluations, reports, models, plans, computer software, systems, materials, documentation and inventions (“Existing Material”) that may be utilized to provide Services to Client.
     5.3. All Work Product will be jointly owned by DMS and client unless otherwise noted on the applicable SOW. In no event will ownership of Existing Material be transferred to Client.
     5.4. DMS hereby grants to Client a perpetual, worldwide, non-exclusive, paid-up, limited license to use and copy (but not modify without the express written consent of DMS) for Client’s internal purposes only, unless otherwise provided in the applicable SOW.
6. Warranties, Indemnities and Liabilities.
     6.1. DMS warrants that it will use commercially reasonable efforts, skill, knowledge, and sound professional principles and practices in accordance with normally accepted industry standards in the performance of the Services.
     6.2. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     6.3. OTHER THAN DAMAGES RESULTING FROM A PARTY’S VIOLATION OF ITS OBLIGATIONS OF CONFIDENTIALITY OR THE INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT WILL EITHER PARTY BE LIABLE WITH RESPECT TO ITS OBLIGATIONS UNDER OR ARISING OUT OF THIS AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA/PROGRAMS OR LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE, LOSS OF WORK PRODUCT OR ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSSES WHETHER DIRECTLY OR INDIRECTLY CAUSED, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY DAMAGES ARISING OUT OF OR RELATING TO ANY PRODUCT OR

SERVICES IN EXCESS OF THE AMOUNTS PAID BY CLIENT TO DMS FOR SERVICES UNDER THE SOW TO WHICH SUCH DAMAGES RELATE. THESE LIMITATIONS WILL APPLY NOT-WITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
7. Miscellaneous.
     7.1. Entire Agreement. This Agreement and any executed SOWs constitute the entire agreement between the Parties concerning the Services to be provided hereunder and supersede all written or oral prior agreements or understandings with respect to such Services. No course of dealing or usage of trade will be used to modify the terms hereof. This Agreement does not supersede any other written agreements entered into between the parties with respect to matters other than the Services.
     7.2. No Oral Modification. No modification, extension or waiver of or under this Agreement or any SOW will be valid unless made in writing and signed by authorized representatives of both Parties. No written waiver will constitute, or be construed as, a waiver of any other obligation or condition of this Agreement or any SOW.
     7.3. Unenforceability. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole; rather, this Agreement will be construed as if not containing the particular invalid or unenforceable provision or portion thereof, and the rights and obligations of the Parties hereto will be construed and enforced accordingly. In such event, the Parties will negotiate in good faith a replacement provision that would best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.
     7.4. Assignment. Neither Party may assign or transfer any right or obligation under this Agreement without the prior written consent of the other Party except in the event of a sale of stock or substantially all of the assets of a Party, in which case written notice, but no consent shall be required. DMS may delegate or subcontract its performance hereunder provided that DMS remains liable for the performance of this Agreement.
     7.5. Legal Notices. Any notices to be given hereunder by either party to the other party may be provided in writing and delivered by personal delivery or certified mail or overnight carrier mail, return receipt requested. Such notices will be deemed given upon personal delivery, five (5) business days after deposit in the mail, or upon the date of the certification of written reply acknowledgment, whichever is applicable.
     7.6. Notices will be sent to the addresses set forth on the first page of this Agreement or to such other address as either Party may specify in writing.
     7.7. Survival. Any and all provisions, promises and warranties contained herein, which by their nature or effect are required or intended to be observed, kept or performed after termination of this Agreement, will survive the termination of this Agreement and remain binding upon and for the benefit of the Parties hereto.
     7.8. Independent Contractor. DMS will perform this Agreement solely as an independent contractor, and not as Client’s agent or employee. Neither Party has any authority to make any statement, representation or commitment of any kind or to take any action binding upon the other Party, without the other Party’s prior written authorization.
     7.9. Binding Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, other than breaches of confidentiality as set forth in Section 4 herein, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration will be held before a single arbitrator if both parties can agree upon a designated Arbitrator. In the event that the parties cannot agree on a single arbitrator, each party shall designate one arbitrator and a third arbitrator shall then be selected by the two chosen arbitrators, thereby creating a three-member arbitration panel. The arbitrators will be selected from a pool of arbitrators experienced in Intellectual Property matters. The costs for the arbitration and fess of the arbitrator(s) shall be shared equally by the Parties. The Parties agree that arbitration shall take place in the District of Columbia. Notwithstanding the above, nothing in this Section 7.8 shall prohibit either party from seeking temporary or permanent injunctive relief in a court of competent jurisdiction.
     7.10. Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.
     7.11. Non-Solicitation. Each Party agrees that, during the term of this Agreement and for twelve (12) months thereafter, it will not, directly or indirectly, solicit or induce any employee of the other Party to consider or accept employment with the first Party. Neither Party is prohibited from responding to or hiring employees of the other Party who inquire about employment with the first Party on their own accord or in response to a public advertisement or employment solicitation in general.
     7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed an original and all of which will constitute the same instrument.
     7.13. Headings. Headings of particular sections are inserted only for convenience and are not to be considered a part of this Agreement or be used to define, limit or construe the scope of any term or provision of this Agreement. Should any provision of this Agreement require judicial interpretation, the Parties agree that the court interpreting or construing the same will not apply a presumption that the terms of this Agreement will be more strictly construed against one Party than against the other.
     7.14. Conflicts. To the extent that the terms and conditions of this Agreement and the terms and conditions of any SOW conflict, the terms and conditions of this Agreement will control unless the SOW specifically states that its term is meant to amend a term of this Agreement.
     7.15. Force Majeure. Neither party will be held liable for failure to fulfill its obligations hereunder (except for payment obligations) if such failure is due to a Force Majeure Event. A “Force Majeure Event” means an act of war; domestic and/or international terrorism; civil rights or rebellions; quarantines, embargoes and other similar unusual governmental actions; or extraordinary elements of nature or acts of God; provided that such Force Majeure Event is beyond the excused Party’s reasonable control, occurs without the excused Party’s fault or negligence, is not caused directly or indirectly by the excused Party and could not have been prevented by the excused Party’s reasonable diligence.
IN WITNESS WHEREOF, DMS and Client have caused this Agreement to be signed and delivered as of the Effective Date first written above.

DIGITAL MATRIX SYSTEMS, INC.		CLIENT

Name:	Name:

Title:	Title:

Exhibit A
Statement of Work and Fees
This Statement of Work and Fees (“SOW”) is an exhibit to and a part of that certain Services Agreement (the “Agreement”) entered into by and between Digital Matrix Systems, Inc. (“DMS”) and                      (“Client”), effective as of                                         . This SOW will be effective only when signed by DMS and Client and upon the later of the Effective Date as defined in the Agreement or the last date indicated below. This SOW may be amended only as provided for in the Agreement.
1. Definitions: Unless otherwise defined herein, all capitalized terms will have the meanings ascribed to them in the Agreement.
2.	Services:

3.	Schedule:

4.	Fees:
5. Costs/Expenses: Client agrees to reimburse DMS for all expenses related to work done for Client including costs for postage, packaging, courier or shipping charges, long distance telephone and fax charges, copying charges, and traveling expenses.
6.	Materials:
Agreed upon and effective only when signed by duly authorized representatives.

Dated:

DMS	CLIENT

Name:	Name:

Title:	Title: